Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Premier Community Bankshares, Inc. on Form S-8 pertaining to the Premier Community Bankshares, Inc. 2002 Long-Term Incentive Plan of our report, dated January 18, 2002, appearing in the Annual Report on Form 10-KSB of Premier Community Bankshares, Inc. for the year ended December 31, 2001.

                      /S/

Yount, Hyde & Barbour, P.C.

Winchester, Virginia

November 21, 2002